Exhibit 5.2
[Letterhead of Hunton & Williams LLP]
December 11,2006
Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240

Re:	Atmos Energy Corporation Public Offering of 6,325,000 Shares of its Common Stock
Ladies and Gentlemen:
     As Virginia counsel for Atmos Energy Corporation (the “Company”), we are familiar with the Registration Statement on Form S-3 (File No. 333-139093) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (as amended, the “Act”), on December 4, 2006, and the prospectus and prospectus supplement with respect thereto, dated December 7, 2006 (together, the “Prospectus”), in connection with the proposed offering by the Company of 6,325,000 shares of its common stock, no par value per share (the “Shares”).
     In connection with our examination of documents as hereinafter described, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.
     For the purpose of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:
(1)	The Amended and Restated Articles of Incorporation of the Company, as amended to date (the “Articles of Incorporation”);

(2)	The Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”);

Atmos Energy Corporation

December 11, 2006
(3)	The Company’s Rights Agreement, dated as of November 12, 1997, as amended (the “Rights Agreement”);

(4)	The Underwriting Agreement, dated December 7, 2006, among the Company and the underwriters named therein (the “Underwriting Agreement”);

(5)	Such records of the corporate proceedings of the Company, and such other documents that we considered necessary or appropriate for the purpose of rendering this opinion; and

(6)	Such other certificates and assurances from public officials, officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion.
     On the basis of the foregoing examination, and in reliance thereon and on the statements of fact therein, and the assumptions, qualifications and limitations stated herein, we are of the opinion that, when the Shares shall have been issued and sold (a) as described in the Registration Statement and the Prospectus, (b) in accordance with the terms and conditions of the Underwriting Agreement and (c) in the manner contemplated in the Registration Statement and the Prospectus, the Shares and the rights associated therewith (the “Rights”) under the Rights Agreement will be validly issued and the Shares will be fully paid and nonassessable.
     The opinions set forth herein are subject to the following exceptions, assumptions, qualifications and limitations:
(a)	the authorization of the issuance and sale of the Shares by the Board of Directors of the Company shall remain in effect and unchanged at all times during which the Shares are offered and will not have been modified or rescinded (subject to the further assumption that the sale of the Shares takes place in accordance with such authorization);

(b)	the Registration Statement filed under the Act and the effectiveness thereof will not have been terminated or rescinded;

(c)	the Shares will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement and the Prospectus and there will not have occurred any change in law affecting any of the opinions rendered herein; and

(d)	with respect to any Rights, we have assumed that the Board of Directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and we express no opinion as to the

Atmos Energy Corporation

December 11, 2006
determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Furthermore, it should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is limited to the present laws of the Commonwealth of Virginia and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion as to the effect of the laws of the State of Texas on the issuance, payment and nonassessability of the Shares or associated Rights. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Hunton & Williams LLP